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                                                                  Exhibit 10.17

                              EMPLOYMENT AGREEMENT
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     This Agreement is entered into as of August 30, 1999 by and between VIALOG
Corporation, a Massachusetts corporation (the "Company") and MICHAEL SAVAGE ("Mr. Savage").

                                     FACTS


     The Company desires to employ Mr. Savage as CHIEF FINANCIAL OFFICER with the duties, responsibilities, rights and obligations set forth below, and Mr. Savage desires to be so employed.

     In Mr. Savage's capacity as Chief Financial Officer of the Company, Mr. Savage will obtain access to, and be in a position to adversely affect, the confidential information and good will of VIALOG and its subsidiaries (VIALOG and the subsidiaries collectively and each individually referred to as the "VIALOG Group").

                                   AGREEMENT

     In consideration of the foregoing and of the covenants and agreements set forth in this Agreement, the Company and Mr. Savage agree as follows:

     1. Term. The term of this Agreement commenced on August 30, 1999 (the "Effective Date"), and will continue until terminated in accordance with the provisions of Section 6 of this Agreement (the "Term").

     2. Duties and Responsibilities. The Company agrees to employ Mr. Savage, and Mr. Savage agrees to be employed, as Senior Vice President and Chief Financial Officer, and Mr. Savage will perform all of the duties and responsibilities of said office, subject to direction by the Chief Executive Officer and the Board of Directors of the Company. In addition, Mr. Savage will perform such other specific tasks and responsibilities, consistent with Mr. Savage's position as Senior Vice President and Chief Financial Officer, as may be assigned
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to Mr. Savage from time to time by the Chief Executive Officer and the Board of
Directors of the Company. However, Mr. Savage will not be required to locate outside the Greater Boston metropolitan area without Mr. Savage's consent. Mr. Savage will carry out his duties in a professional and competent manner and will devote his full business time, labor, skill and best efforts to carrying out his duties and responsibilities under this Agreement. Mr. Savage shall not engage in any other business activity during the term of this Agreement, except as may be approved by the Board of Directors. Mr. Savage will travel to whatever extent may be reasonably necessary in the conduct of the VIALOG Group's business and his duties and responsibilities under this Agreement.

     3. Compensation. Subject to Mr. Savage's adherence to the responsibilities and obligations under this Agreement, the Company agrees to pay Mr. Savage a base compensation at the bi-weekly rate of seven thousand five hundred dollars ($7,500.00), less all lawful holdings and deductions, which if annualized would equal one hundred ninety-five thousand dollars ($195,000.00). Mr. Savage will be eligible for such increases in base compensation, and to participate in the Company's annual bonus compensation program up to fifty percent (50%) of his annual base salary (approximately $97,500.00). Mr. Savage will also receive a signing bonus in the amount of thirty-five thousand ($35,000.00) payable within thirty (30) days of the effective date of this Agreement.

     4. Benefits, Vacation and Stock Options. Mr. Savage will be eligible to participate in and/or receive such group retirement plans (qualified and non-qualified), health, dental and executive disability insurance plans, other benefit plans and vacation the Company generally makes available to other executive employees on similar terms. Subject to the approval of the Board of Directors, Mr. Savage will be granted a stock option to purchase 100,000 shares of the Company's Common Stock, pursuant to the provisions of a Stock Option Agreement to be entered into between the Company and Mr. Savage on the form attached hereto as Exhibit A.

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     5.   Expense Reimbursement.
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          (a)  Business Expenses. Mr. Savage will be entitled to reimbursement for all reasonable and necessary business expenses properly incurred by Mr. Savage in connection with the performance of his duties and responsibilities under this Agreement upon submission of documentation in accordance with such procedures as the Company may establish from time to time.

          (b) Relocation Expenses. The Company will reimburse Mr. Savage for all reasonable and customary expenses incurred in connection with his relocation. Such reimbursement shall include the cost of airline transportation between Leesburg, VA and Boston, MA and a rental car and interim housing for a period of six (6) months from the Effective Date of this Agreement. Mr. Savage acknowledges that he must submit all receipts or appropriate documentation within six (6) months from the date of his employment in order to receive reimbursement from the Company. Mr. Savage further acknowledges that should he voluntarily leave his employment with the Company other than for good reason less than one (1) year from the date of his employment with the Company, he will reimburse the Company the full amount he has received under this Agreement; and, he hereby authorizes the Company to deduct any monies owing to the Company for expenses reimbursed to him under this Agreement, from his final paycheck and severance payments if applicable. Mr. Savage acknowledges that any amount remaining due to the Company shall be a debt owed by him to the Company. Mr. Savage further agrees that if any taxing authority determines taxes, penalties or interest to be due or owing with respect to any monies paid to him under this Section, he will be solely responsible for the payment of such taxes, and agrees further to indemnify and hold harmless the Company in the event any such taxing authority alleges that the Company should pay such taxes, penalties or interest.

     6. Termination. The Company may terminate Mr. Savage's employment at any time during the Term for any reason as follows:

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          (a)  By the Company for Cause. The Company has the right to terminate
     Mr. Savage's employment immediately for "Cause." For purposes of this Agreement only, the term "Cause" means material breach of any provision of this Agreement; material misconduct; substantial nonperformance of Mr. Savage's duties or responsibilities; incompetence; inability to perform the essential functions of the office of Chief Financial Officer with or without reasonable accommodation as defined by the Americans With Disabilities Act ("ADA"), other than on account of short term illness; conviction of, or admission to, a felony or other crime involving moral turpitude; any act involving theft, embezzlement or fraud; or a material violation of any written policy of the Company. If Mr. Savage's employment is terminated for Cause, the Company will only be obligated to pay his base compensation through the date of such termination, together with such other benefits or payments to which Mr. Savage may be entitled (in the event of a Cause termination) by law or pursuant to benefit plans of the Company then in effect. Mr. Savage will remain bound by his obligations under Sections 7, 8 and 9 of this Agreement.

          (b) Death. In the event of Mr. Savage's death, the Company will pay to Mr. Savage's estate, designated beneficiary, or legal representative his base compensation and other benefits through the date of termination and also will pay them such base compensation and provide such comparable group health insurance benefits as Mr. Savage would have received had he remained alive and employed by the Company (at such times as Mr. Savage would have received them) for a period equal to six (6) months after the end of the Term, together with such other benefits or payments to which Mr. Savage may be entitled by law or pursuant to benefit plans of the Company then in effect. For purposes of this Agreement, Mr. Savage's death shall terminate the Agreement.

          (c) Resignation and Termination by the Company Other than for Cause or Death. The Company has the right to terminate Mr. Savage's employment other than for cause or death without prior notice. Mr. Savage may terminate his employment upon thirty (30) days' prior written notice to the Company. Mr. Savage will in any event remain bound by his obligations under Sections 7, 8 and 9 of this Agreement. If Mr. Savage's employment is terminated by Mr. Savage other than for good reason, then he will be entitled to his base

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     compensation and other benefits through the date of termination, however, he will not be entitled to any severance payments. If Mr. Savage's employment is terminated by the Company pursuant to this Section 6 (c) or if Mr. Savage terminates his employment for good reason, he will be entitled to the following: (i) a severance payment equal to six (6) months pay at his then current base rate of compensation, less all lawful withholdings and deductions, such severance payment to be paid in accordance with the regular pay periods of the Company; and (ii) continuation, at the Company's sole expense, of health insurance benefits comparable to those he was receiving at the time of termination, provided such health insurance is still being offered to Company employees, for a period of six (6) months after the end of the Term. For purposes of this Agreement only, the term "good reason" means a material breach of this Agreement by the Company, including, without limitation, the Company's failure to pay any compensation owed to Mr. Savage after written notice that the amount was due or the assignment to him of duties which are significantly inconsistent with the second and third sentences of Section 2 hereof.

     7. Confidentiality. Mr. Savage will not at any time, without the Company's prior written consent, reveal or disclose to any person outside of the VIALOG Group, except in pursuit of the VIALOG Group's business, or use for his own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of the VIALOG Group, or concerning the customers, clients or employees of the VIALOG Group ("Confidential Information"). For purposes of this Agreement, Confidential Information includes, but is not limited to, financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; models, practices, procedures, strategies or related information; research and/or analysis; and information concerning new or potential investors, customers, or clients. Confidential Information does not include information already available to the public or to the trade through no act of Mr. Savage, nor does it include salary, bonus or other personnel information specific to Mr. Savage.

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     Mr. Savage further understands and agrees that all Confidential
Information, however or whenever produced, will be the VIALOG Group's sole property. Upon the termination of Mr. Savage's employment, Mr. Savage will promptly deliver to the Company all copies of all documents, equipment, property or materials of any type in Mr. Savage's possession, custody or control, that belong to the VIALOG Group, and/or that contain, in whole or in part, any Confidential Information.

     8. Inventions. During the Term of this Agreement, Mr. Savage will promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns (without any separate remuneration or compensation other than that received by Mr. Savage in the course of employment), Mr. Savage's entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever ("Intellectual Property") developed during the Term of this Agreement, whether developed by Mr. Savage during or after business hours, or alone or in connection with others, reasonably related to the business of the Company, the Subsidiaries and their respective successors or assigns, determined as such business is constituted at the time of the invention. Mr. Savage agrees, at the Company's expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, its affiliates, successors, assigns, nominees or designees, and to cooperate fully and assist the VIALOG Group in any litigation or other proceedings involving any such Intellectual Property.

     9. Restrictive Covenants. During the Restricted Period (defined below), Mr. Savage will not, directly or indirectly, for Mr. Savage's own account or for or on behalf of any other person or entity, whether as an officer, director, employee, partner, principal, joint venturer, consultant, investor, shareholder, independent contractor or otherwise:

          (a) engage in any business in competition with the then business of the VIALOG Group, or in competition with any business that the VIALOG Group, to Mr. Savage's knowledge, actively was planning to enter at the time of the termination of Mr. Savage's employment;

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          (b)  solicit or accept business in competition with the VIALOG Group from any (i) clients of the VIALOG Group who were clients of the VIALOG Group at the time of the termination of Mr. Savage's employment, or who were clients during the two (2) year period preceding such termination, or
     (ii) any prospective clients of the VIALOG Group who, within two (2) years prior to such termination, had been solicited directly by Mr. Savage or where Mr. Savage supervised or participated in such solicitation activities;

          (c) hire or employ, or attempt to hire or employ, in any fashion (whether as an employee, independent contractor or otherwise), any employee of the VIALOG Group or independent contractor who renders or rendered services solely to the VIALOG Group, or solicit or induce, or attempt to solicit or induce, any of the VIALOG Group's employees, consultants, clients, customers, vendors, suppliers, or independent contractors to terminate their relationship with the VIALOG Group; or

          (d) make any disparaging remarks about the VIALOG Group, its present or former officers, directors, employees, affiliates, or agents, in either their personal or official capacities, or about VIALOG Group's business or reputation.

     For purposes of this Agreement, the Restricted Period will be a period beginning on the Effective Date and ending on the later of (i) two (2) years after this Agreement terminates or (ii) the last day of the Severance Period.

     Mr. Savage may own not more than 5 percent of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, of any corporation engaged in competition with the VIALOG Group so long as Mr. Savage does not otherwise (i) participate in the management or operation of any such business, or (ii) violate any other provision of this Agreement.

     Mr. Savage understands and agrees that, by virtue of his position with the Company, he will have substantial access to and impact on the good will, confidential information and other legitimate business interests of the VIALOG Group, and therefore will be in a position to have a substantial adverse impact on the VIALOG Group's business interests should Mr. Savage engage

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in business in competition with the VIALOG Group. Mr. Savage acknowledges that his adherence to the restrictive covenants set forth in this Section is an important and substantial part of the consideration that the Company is receiving under this Agreement, and agrees that the restrictive covenants in this Section are enforceable in all respects. Mr. Savage consents to the entry of injunctive relief to enforce such covenants, in addition to such other relief to which the Company may be entitled by law, and he shall pay reasonable attorney's fees incurred by the Company to enforce this Section of the Agreement.

     10. Specific Performance. Mr. Savage acknowledges that the VIALOG Group's remedy at law for breach of Sections 7, 8 and 9 of this Agreement would be inadequate, and agrees that, for breach of such provisions, the VIALOG Group is entitled to injunctive relief and to enforce its rights by an action for specific performance.

     11. Enforcement of Agreement. If either party brings suit to enforce any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees.

     12. Choice of Law. This Agreement, and all disputes arising under or related to it, will be governed by the law of the Commonwealth of Massachusetts.

     13. Choice of Forum. All disputes arising under or out of this Agreement will be brought in courts of competent jurisdiction located within the Commonwealth of Massachusetts.

     14. Assignment. This Agreement, and the rights and obligations of Mr. Savage and the Company, inures to the benefit of and is binding upon, Mr. Savage, his heirs and representatives, and upon the Company, the Subsidiaries and their respective successors and assigns. This Agreement may not be assigned by Mr. Savage. This Agreement may be assigned to any member of the VIALOG Group.

     15. Notices. All notices required by this Agreement will be in writing and will be deemed to have been duly delivered when delivered in person or when mailed by certified mail, return receipt requested, or nationally recognized next day delivery service, as follows:

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          (a)  If to Mr. Savage, to the address which appears below Mr. Savage's signature to this Agreement, and

          (b)  If to the Company, at:
               Vice President, Human Resources
               35 New England Business Center, Suite 160
               Andover, MA 01810

or to such other address as a party specifies in writing given in accordance with this Section.

     16. Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable law.

     17. Consultation with Counsel; No Representations. Mr. Savage acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has made no representations or warranties to Mr. Savage concerning the terms, enforceability or implications of this Agreement other than are as reflected in this Agreement.

     18. Completeness of Agreement. This Agreement contains all the terms and conditions agreed upon by the parties with reference to the subject matters contained in this Agreement. No other agreement, oral or otherwise, will be deemed to exist or to bind either of the parties to this Agreement. No representative of any party to this Agreement had, or has, any authority to make any representation or promise not contained in this Agreement, and each of the parties to this Agreement acknowledges that such party has not executed this Agreement in reliance upon any such representation or promise. This Agreement cannot be modified, except by a written instrument signed by both parties.

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EMPLOYEE                           VIALOG CORPORATION


/s/ Michael Savage                 By: /s/ Kim Mayasi
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Michael Savage                        Kim Mayasi
                                      President and Chief Executive Officer

Address:

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Date:                              Date:
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